SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made and entered into as of the 6th day of February, 2019 (this “Agreement”), by and between GMRZ Holdings, LLC, a Nevada limited liability company (the “Seller” or “GMRZ”), Kaival Brands Innovations Group, LLC, a Delaware limited liability company (the “Purchaser”), and Quick Start Holdings, Inc., a Delaware corporation (“QSHI”).

RECITALS

WHEREAS, QSHI was incorporated in Delaware on September 4, 2018, as a direct, wholly-owned subsidiary of USSE Corp., a Delaware corporation (the “Predecessor”), for the sole purpose of a reorganization pursuant to Section 251(g) of the Delaware General Corporation Law (the “Reorganization”) among the Predecessor, USSE Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), and a direct wholly-owned subsidiary of QSHI, and QSHI.

WHEREAS, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), QSHI is authorized to issue up to One Billion (1,000,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”), and Five Million (5,000,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”).

WHEREAS, prior to the Reorganization, the Predecessor’s Common Stock was quoted on the OTC Markets Group Inc.’s Pink® Open Market (the “OTC Pink”).

WHEREAS, on September 19, 2018, the Reorganization was effected through a merger of the Merger Sub with and into Predecessor, with Predecessor as the surviving corporation (and the separate corporate existence of the Merger Sub immediately ceasing), and Predecessor becoming a wholly-owned subsidiary of QSHI.

WHEREAS, as a result of the Reorganization, QSHI became the successor issuer to the Predecessor such that the Common Stock is now quoted on the OTC Pink under the symbol “QSHI.”

WHEREAS, as of the date hereof, (i) 572,364,574 shares of the Common Stock are issued and outstanding and (ii) no shares of Preferred Stock are issued and outstanding.

WHEREAS, GMRZ is the record stockholder of 504,000,000 shares of Common Stock (the “Shares”), which constitute 88.06% of the issued and outstanding shares of Common Stock as of the date hereof.

WHEREAS, the Purchaser desires to purchase the Shares from the Seller, and the Seller desires to sell the Shares, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General Defined Terms. As used herein, the following terms shall have the meaning indicated:

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving QSHI; (b) the issuance or acquisition of shares of capital stock or other equity securities of QSHI; or (c) the sale, lease, exchange, or other disposition of any significant portion of QSHI’s assets.

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Benefit Plan” shall have the meaning set forth in Section 3.12.

“Business Day” shall mean any day except Saturday, Sunday, or any other day on which commercial banks located in Orlando are authorized or required by Law to be closed for business.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Contracts” shall mean all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments. and legally binding arrangements, whether written or oral.

“Disclosure Schedules” shall mean the Disclosure Schedules delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement.

“Encumbrance” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” shall mean any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by, or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” shall mean any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials.

“Environmental Notice” shall mean any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” shall mean any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean the United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulators, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead, or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Independent Accountant” has the meaning set forth in Section 3.05(d).

“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liability” shall have the meaning set forth in Section 3.06

“Losses” shall mean all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of QSHI, or
(b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permits” shall mean all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” shall mean Taxes of QSHI for any Pre-Closing Tax Period.

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Representative” shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Taxes” shall mean all federal, state, local, foreign, and other income, gross receipts, sales, use, ad valorem, transfer, franchise, registration, profits, license, withholding, payroll, employment, unemployment, estimated, excise, severance, stamp, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Agent” shall mean Mountain Share Transfer, LLC, the transfer agent appointed by QSHI.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, and the Purchaser shall purchase, the Shares, free and clear of all Encumbrances, for a purchase price of Three Hundred Twenty-Five Thousand Dollars (USD $325,000.00) (the “Purchase Price”).

Section 2.02 Closing. Subject to the terms and conditions set forth in this Agreement, the purchase and sale of the Shares contemplated hereby (the “Closing”) shall occur contemporaneously with the execution of this Agreement by the parties remotely by electronic exchange of documents and signatures no later than February 20, 2019; provided, that, the conditions set forth in Article VII have been satisfied or waived (other than conditions, which, by their nature, are to be satisfied on the Closing Date) (the date on which the Closing takes place being the “Closing Date”). If the conditions set forth in Article VII have not been satisfied or waived (other than conditions, which by their nature, are to be satisfied on the Closing Date) by February 20, 2019, the Closing shall occur on such late date as mutually agreed upon by the parties.

Section 2.03 Closing Deliverables.

(a)	At or prior to the Closing, the Purchaser shall deliver:

(i)                 to the Seller or its designee, cash in the form of a wire transfer to an account designed by the Seller in the amount of the Purchase Price;

(ii)               to the Seller and QSHI:

(A)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that (1) attached thereto are true and complete copies of all resolutions adopted authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(B)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

(C)	five-year business experience biographies of the to be appointed officers and directors in accordance with Regulation S-K, along with any other information reasonably requested by the Seller or QSHI; and

(D)	such other documents or instruments as the Seller or QSHI reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(iii)             to the Transfer Agent to complete the transfer of Shares:

(A)	a completed Form W-9;

(B)	a completed Transfer Agent Corporate Update Form, which form shall be provided to the Purchaser by either the Seller or QSHI;

(C)	a completed Transfer Agent Company Signatory Authority Form, which form shall be provided to the Purchaser by either the Seller or QSHI; and

(D)	A completed Limited Liability Certification Form, which form shall be provided to the Purchaser by either the Seller or QSHI.

(b)               At or prior to the Closing, the Seller shall deliver to the Purchaser the following:

(i)                 a copy of the duly executed, bearing a Medallion signature guarantee, irrevocable stock power satisfactory to the Transfer Agent (or other instrument of transfer satisfactory to the Transfer Agent to effect the transfer thereof) to deliver the Shares in book-entry form to the Purchaser;

(ii)               a Certificate of Existence with Status of Good Standing (or its equivalent) for the Seller, certified as of the most recent practicable day by the Secretary of State of the State of Nevada; and

(iii)             such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)	At or prior to the Closing, QSHI shall deliver to the Purchaser the following:

(i)                 The Certificate of Incorporation, certified as of the most recent practicable date by the Secretary of State of the State of Delaware;

(ii)               a Certificate of Status, certified as of the most recent practicable date by the Secretary of State of the State of Delaware;

(iii)             (A) complete copies of QSHI’s audited financial statements, consisting of the balance sheet of QSHI at October 31, 2018, the related statements of income and retained earnings, stockholders’ equity, and cash flows for the year then ended (the “Annual Financial Statements”), which (i) Annual Financial Statements shall have been audited by a public accounting firm registered with the PCAOB and shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved and (B) all Quick Books files containing the financial records of QSHI.

(iv)             resignations of the directors and officers of QSHI and appointment of the new officers and directors, such appointments to be made at the direction of the Purchaser, effective as of the Closing Date;

(v)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer of QSHI) certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of QSHI, authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (B) attached thereto is a true and complete copy of QSHI’s Bylaws (the “Bylaws”) in full force and effect as of the date of such certificate;

(vi)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of QSHI, certifying the names and signatures of the officers authorized to sign this Agreement and the other documents to be delivered hereunder;

(vii)           a legal opinion that (A) the Reorganization among QSHI, the Predecessor, and the Merger Sub complied with Section 251(g) of the Delaware General Corporation Law, (B) the Reorganization did not trigger dissenters’ rights of appraisal under the Delaware General Corporation Law; and (C) the Shares being acquired by the Purchaser hereunder were duly authorized, validly issued, and fully paid and are non-assessable;

(viii)         all corporate minutes, books, documents, and instruments of every type or nature whatsoever of QSHI from its date of inception to the Closing Date, including all documents or instruments upon which a legal opinion rendered in accordance with Section 2.3(c)(vii) hereof is based and all corporate documents of predecessor filed with the Secretary of State from the date of inception to the Closing Date;

(ix)             signed, management representation letter addressed to QSHI’s independent registered public accounting firm pertaining to the audit for the year ended October 31, 2018; and

(x)               such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(d)               At or prior to the Closing, the Seller shall deliver to the Transfer Agent the original, duly executed, bearing a Medallion signature guarantee, irrevocable stock power satisfactory to the Transfer Agent (or other instrument of transfer satisfactory to the Transfer Agent to effect the transfer thereof) to deliver the Shares in book-entry form to the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

QSHI and the Seller, jointly and severally, hereby represent and warrant to the Purchaser as follows:

Section 3.01 Organization and Authority of the Seller. The Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Nevada. The Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder, and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution, and delivery by the Purchaser and QSHI, constitutes a legal, valid, and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

Section 3.02 Organization, Authority, and Qualification of QSHI. QSHI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. QSHI has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by QSHI of this Agreement, the performance by QSHI of its obligations hereunder, and the consummation by QSHI of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of QSHI. This Agreement has been duly executed and delivered by QSHI and, assuming due authorization, execution, and delivery by the Purchaser and the Seller, constitutes a legal, valid, and binding obligation of QSHI enforceable against QSHI in accordance with its terms.

Section 3.03 Capitalization.

(a)                The authorized capital stock of QSHI consists of One Billion (1,000,000,000) shares of Common Stock, of which 572,364,574 shares are issued and outstanding as of the date hereof, and Five Million (5,000,000) shares of Preferred Stock, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock, which includes the Shares, were duly authorized, validly issued, and fully paid and are non-assessable. The Shares are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the Shares, free and clear of all Encumbrances.

(b)               All of the Shares of QSHI were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement, or commitment to which the Seller or QSHI is a party or is subject to, or in violation of any preemptive or similar rights of any Person.

(c)                There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any kind relating to the capital stock of QSHI or obligation of the Seller or QSHI to issue or sell any shares of capital stock of, or any other interest in, QSHI. QSHI does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Conflicts; Consents. The execution, delivery, and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, Bylaws, or other organizational documents of QSHI, (b) conflict with or result in a violation or breach of, or default under, any provision of the operating agreement or any other organizational documents of the Seller, (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which the Seller or QSHI is a party or by which the Seller or QSHI is bound or to which any of their respective properties or assets are subject, or (d) violate any order, judgement, injunction, award, or decree of any Governmental Authority against, or binding upon, the Seller or QSHI. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller or QSHI in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.05 Financial Statements.

(a)                The Annual Financial Statements, including the notes thereto and audit report issued by the Independent Accountant in connection therewith, filed as part of the Form 10-12G Registration Statement (File No. 000-56016) (the “Form 10-12G”) that was filed with the SEC on January 10, 2019, have been deemed to be delivered to and relied upon by the Purchaser on or prior to the Closing Date. The Annual Financial Statements (i) have been prepared in accordance with GAAP, (ii) were based on the books and records of QSHI, and (iii) fairly presented in all material respects the financial condition of QSHI as of the respective dates they were prepared and the results of the operations of QSHI for the periods indicated. There were no off-balance sheet transactions, arrangements, or obligations of or involving QSHI during the period reflected in the Annual Financial Statements.

(b)               QSHI makes and keeps accurate financial books and records and maintains commercially reasonable internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded to maintain accountability for QSHI’s assets; (iii) access to the assets of QSHI is permitted only in accordance with management’s authorization; and (iv) accounts are recorded accurately in all material respects and commercially reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

(c)                The financial books and records of QSHI were sufficient such that the Annual Financial Statements could be audited without a scope limitation by an independent registered public accounting firm that is registered with the PCAOB.

(d)               The Annual Financial Statements were audited by MaloneBailey LLP (the “Independent Accountant”).

Section 3.06 Liabilities. QSHI does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation, commitment, or responsibility of any nature whatsoever, asserted or unasserted, known by Seller or QSHI, absolute or contingent, accrued or unaccrued, matured or unmatured, secured or unsecured, or otherwise, including without limitation, any liability on account of taxes, any other governmental charge or lawsuit (collectively, “Liabilities”), which were not fully, fairly, and adequately reflected in the Financial Statements.

Section 3.07 Contracts. The sole Contract to which QSHI is a party is the engagement letter entered into with the Independent Accountant dated November 15, 2018 (the “Engagement Letter”), with respect to the engagement of the Independent Accountant, as QSHI’s independent registered public accounting firm, for the purpose of auditing and preparing the Financial Statements.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the most recent date of the balance sheet of QSHI included in the Financial Statements, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to QSHI, any:

(a)                event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the Certificate of Incorporation, Bylaws, or other organizational documents of QSHI;

(c)                split, combination, or reclassification of any shares of QSHI’s capital stock;

(d)               issuance, sale, or other disposition of any of its capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(e)                declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase, or acquisition of its capital stock;

(f)                material change in any method of accounting or accounting practice of QSHI, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)                entry into any Contract (except the Engagement Letter as set forth in Section 3.07 and this Agreement);

(h)               commencement of business operations;

(i)                 incurrence, assumption, or guarantee of any indebtedness for borrowed money;

(j)                 any capital investment in, or any loan to, any other Person;

(k)               any material capital expenditures;

(l)                 imposition of any Encumbrance upon any of QSHI’s properties, capital stock, or assets, tangible or intangible;

(m)             (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreement or required by applicable Law, (ii) hiring of any employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

(n)               adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant or (ii) Benefit Plan;

(o)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers, and employees;

(p)               adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)               acquire any assets, whether through (i) the purchase, lease, or other acquisition of the right to own, use, or lease any property or assets, or (ii) a merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(r)                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Legal Proceedings. There are no Actions threatened or pending against or by (a) QSHI affecting any of its properties or assets (or by or against the Seller or any Affiliate thereof and relating to QSHI) or (b) QSHI, the Seller, or any Affiliate of the Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting QSHI or any of its properties or assets.

Section 3.10 Compliance With Laws; Permits.

(a)                QSHI has complied, and is now complying, with all Laws applicable to it or its business, properties, assets.

(b)               All Permits required by QSHI to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permits issued to QSHI.

Section 3.11 Environmental Matters. QSHI is currently and has been in compliance with all Environmental Laws and has not, and QSHI nor the Seller has, received from any Person any: (i) an Environmental Notice or an Environmental Claim or (ii) written request for information pursuant to an Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. No Environmental Permits are necessary for the ownership, lease, operation, or use of the business or assets of QSHI. Neither the Seller nor QSHI has retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Law.

Section 3.12 Subsidiaries. Following the Reorganization, QSHI’s sole wholly-owned subsidiary was the Predecessor, which, changed its name with the Secretary of State of the State of Delaware to “USSE Corp.” Effective September 19, 2018, any shares held by QSHI in the Predecessor were cancelled. Thus, QSHI has no subsidiaries or any direct or indirect ownership interest in any other corporation, partnership, association, firm, or business whatsoever.

Section 3.13 Employee Benefit Matters. QSHI does not have any employment, consulting, deferred compensation, pension benefit, retirement, compensation, options, bonus, performance award, phantom equity, stock or stock-based, change in control, incentive, profit-sharing, retention, severance, vacation, paid time-off (PTO), medical, vision, dental, disability, welfare, Internal Revenue Code Section 125 cafeteria, fringe benefit, other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, maintained, sponsored, contributed to, or required to be contributed to by QSHI for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of QSHI, or any spouse or dependent of such individual, or under which QSHI or any of its Affiliates for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

Section 3.14 Employee Matters. Section 3.14 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, or consultants of QSHI as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (a) name; (b) title or position (including whether full-time or part-time); (c) hire or retention date; (d) current annual base compensation or contract fee; (e) bonus or other incentive-based compensation; and (f) a description of any fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees, independent contractors, or consultants of QSHI for services performed on or prior to the date hereof have been paid in full (or accrued in full as reflected in the Financial Statements) and there are no outstanding agreements, understandings, or commitments of QSHI with respect to any compensation, commissions, bonuses, or fees. QSHI is and has been in compliance with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by QSHI as independent contractors or consultants are properly treated as independent contracts under all applicable Laws. All employees of QSHI classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against QSHI pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of QSHI.

Section 3.15 Taxes.

(a)                QSHI will file all Tax Returns required to be filed on or before the Closing Date. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by QSHI (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of QSHI.

(c)                No claim has been made by any taxing authority in any jurisdiction where QSHI does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               QSHI is not party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)                QSHI will deliver to the Purchaser copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, QSHI for all Tax periods beginning after the date of QSHI’s incorporation, if any.

Section 3.16 Books and Records. The minute books and stock record books of QSHI are complete and correct and have been maintained in accordance with sound business practices. The minute books of QSHI contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors, and any committees of the board of directors of QSHI, and no meeting, or action taken by written consent, of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of QSHI.

Section 3.17 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or QSHI.

Section 3.18 Quotation on the OTC Pink. QSHI’s Common Stock is quoted on the OTC Pink under the symbol “QSHI.” At the time of effectiveness of the Form 10-12G, QSHI will have filed all disclosure and information to be designated as having “Current Information” by the OTC Pink. QSHI and the Seller reasonably believe, that based on the previous actions of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the Reorganization, the delinquent disclosure reports of the Predecessor will not adversely affect QSHI, including, without limitation, QSHI’s ability to obtain FINRA’s approval on any future corporate actions, and that QSHI will not be required to submit such delinquent disclosure reports in the future.

Section 3.19 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind, including, but not limited to, any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by the Seller or QSHI to arise between QSHI and its accountants and lawyers formerly or presently engaged by QSHI, which could affect the Seller’s or QSHI’s ability to perform any of its obligations under this Agreement. QSHI is current with respect to any fees owed to its accountants and lawyers, and will pay any and all amounts then-outstanding prior to the Closing.

Section 3.20 Full Disclosure. No representation or warranty by the Seller or QSHI in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller and QSHI that:

Section 4.01 Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Purchaser has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution, and delivery by the Seller and QSHI, this Agreement constitutes a legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of its operating agreement or other organizational documents of the Purchaser; (b) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to the Purchaser; or (c) require the consent, notice, or other action by any Person under any Contract to which the Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Investment Purpose. The Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for the offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser is as an “accredited investor” within the meaning of Rule 501 of Regulation D, promulgated under the Securities Act. The Purchaser acknowledges that at no time did QSHI, the Seller, or any other Person offer to sell the Shares by means of any form of general solicitation or advertising, including, but not limited to: (a) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or QSHI.

Section 4.05 Legal Proceedings. There are no Actions pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section 5.01 No Conduct of QSHI’s Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser, the Seller and QSHI shall ensure that QSHI does not commence business operations outside the scope of a blank check company.

Section 5.02 Access to Information. From the date hereof until the Closing, the Seller and QSHI shall: (a) afford the Purchaser full and free access to and the right to inspect all of QSHI’s assets, books and records, Contracts, and other documents and data related to QSHI; (b) furnish the Purchaser with such financial and other data and information related to QSHI as the Purchaser may reasonably request; and (c) instruct the Representatives of the Seller and QSHI to cooperate with the Purchaser in its investigation of QSHI. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller and/or QSHI in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a)                The Seller shall not, and shall not authorize or permit, any of its Affiliates (including QSHI) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Persons concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including QSHI) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. The provisions of this Article will automatically terminate and sunset if the Closing does not occur on the Closing Date unless the parties mutually consent to extending the Closing Date.

(b)               The Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

Section 5.04 Notice of Certain Events.

(a)                From the date hereof until the Closing, each of the Seller and QSHI shall promptly notify the Purchaser in writing of:

(i)                 any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)             any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to the Seller’s knowledge, threatened against, relating to, or involving or otherwise affecting the Seller or QSHI that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               The Purchaser’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller or QSHI, as applicable, in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. The Seller shall deliver to the Purchaser written resignations, effective as of the Closing Date, of all of the officers and directors of QSHI at least three (3) Business Days prior to the Closing Date.

Section 5.06 Confidentiality. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning QSHI, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates, or their respective Representatives or (b) is lawfully acquired by the Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Purchaser and shall disclose only that portion of such information that the Seller is advised by its counsel in writing is legally required to be disclosed, provided, that, prior to making any such disclosure pursuant to this Section 5.06 to any Person who is not otherwise bound by a professional fiduciary or contractual obligation of confidentiality with respect to such information, the Seller shall obtain written confirmation from any Person to whom such disclosure is to be made that such Person will comply with the provisions of this Section 5.06 and will deliver such written confirmation to the Purchaser and QSHI.

Section 5.07 Approvals and Consents.

(a)                Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary, for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)               Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i)	respond to any inquiries by any Governmental Authority regarding matters with respect to the transactions contemplated by this Agreement;

(ii)	avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement; and

(iii)	in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(c)                All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller or QSHI with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

Section 5.08 SEC Filings. In connection with the transactions contemplated hereby, the Seller hereby agrees:

(a)                To prepare responses to any comments issued by the staff of the SEC with respect to the General Form for Registration of Securities on Form 10 (the “Form 10”) covering the registration of QSHI’s class of Common Stock, pursuant to Section 12(g) of the Exchange Act, which was filed with the SEC on January 10, 2019. The costs and expenses of the preparation and filing of any amendments or supplements to the Form 10 and any response letters to the SEC shall be borne solely by the Seller. The Seller shall permit the Purchaser’s legal counsel to review and comment on all amendments and supplements to the Form 10, and any response letters related thereto, within a reasonable number of days prior to their filing with the SEC. The Seller hereby agrees to not file any amendment or supplement to the Form 10 or any response letter in a form to which the Purchaser, or its legal counsel, reasonably objects.

(b)               To prepare (i) a Current Report on Form 8-K (the “Form 8-K”) voluntarily disclosing the transactions contemplated hereby as a non-Exchange Act reporting company, which disclosure shall be in accordance with the requirements set forth by the Exchange Act and the rules and regulations thereunder, (ii) a Schedule 13D (the “Schedule 13D”) within 10 days of the Closing Date disclosing the Purchaser’s acquisition of more than 5% of QSHI’s outstanding equity securities in accordance with the requirements set forth by the Exchange Act and the rules and regulations thereunder, and (iii) an Initial Statement of Beneficial Ownership of Securities on Form 3 (the “Form 3”) within 10 days of the Closing Date disclosing the Purchaser’s acquisition of the Shares in accordance with the requirements set forth by the Exchange Act and the rules and regulations thereunder. The costs and expenses of the preparation and filing of the Form 8-K, Schedule 13D, and Form 3 shall be borne solely by the Seller. The Seller shall provide the draft Form 8-K, Schedule 13D, and Form 3 to the Purchaser at least five (3) Business Days prior to the Closing. The Purchaser shall file, or shall cause QSHI to timely file, as the case may be, (x) the voluntary Form 8-K within 4 (4) Business Days of the Closing Date and (y) the Schedule 13D and Form 3 within ten (10) days of the Closing Date, all in accordance with the requirements set forth by the Exchange Act and the rules and regulations thereunder.

(c)                To prepare and, as soon as practicable after the effectiveness of the Form 10-12G and completion of any interim financial statements required to be filed with the Annual Financial Statements, file an Offering Statement on Form 1-A (the “Form 1-A”) registering a certain number of shares of QSHI’s Common Stock as determined by QSHI and the Purchaser. The Purchaser shall be responsible for third-party accounting fees associated with the preparation of any financial statements required to be filed with the Form 1-A, other than the Annual Financial Statements prepared and delivered hereunder, and the costs associated with the issuance of a legal opinion opining on the validity of the issuance of the shares of Common Stock subject to the Form 1-A. The Seller shall bear the costs and expenses associated with the preparation and filing of the Form 1-A. In addition, the Seller shall assist QSHI in responding to SEC comment letters until the Form 1-A has been qualified by the SEC. The Seller shall approve and authorize any filing of the Form 1-A and response letters to the SEC and shall be entitled to revise and modify the Form 1-A and response letters prepared by the Seller in its sole discretion.

Section 5.09 Closing Conditions. From the date hereof, until the Closing, each party hereto shall use its best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a)                Without the prior written consent of the Purchaser, the Seller (and, prior to the Closing, QSHI, its Affiliates and their respective Representatives) shall not, to the extent it may affect or relate to QSHI, make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser or QSHI in respect of any Post-Closing Tax Period. The Seller agrees that the Purchaser is to have no liability for any Tax resulting from any action of the Seller, QSHI, its Affiliates, or any of their respective Representatives, and agrees to indemnify and hold harmless the Purchaser (and, after the Closing Date, QSHI) against any such Tax or reduction of any Tax asset.

(b)               All Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary).

(c)                The Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by QSHI after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Purchaser to the Seller (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify the Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Purchaser and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Purchaser and the Seller are unable to reach such agreement within ten (10) days after receipt by the Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by the Purchaser and the Seller. The preparation and filing of any Tax Return of QSHI that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Purchaser.

Section 6.02 Tax Indemnification. The Seller shall indemnify QSHI, the Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.15; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI; (c) all Taxes of QSHI or relating to the business of QSHI for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which QSHI is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any person imposed on QSHI arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Seller shall reimburse the Purchaser for any Taxes of QSHI that are the responsibility of the Seller pursuant to this Section 6.02 within ten (10) Business Days after payment of such Taxes by the Purchaser or QSHI.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04 Contests. The Purchaser agrees to give written notice to the Seller of the receipt of any written notice by QSHI, the Purchaser, or any of the Purchaser’s Affiliates that involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Purchaser pursuant to this Article VI (a “Tax Claim”); provided, that, failure to comply with this provision shall not affect the Purchaser’s right to indemnification hereunder. The Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that the Purchaser shall obtain the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that the Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Seller.

Section 6.05 Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of QSHI. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of QSHI for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of QSHI for any taxable period beginning before the Closing Date, the Seller or the Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.06 Indemnification Payments; Tax Treatment. Any amounts payable to the Purchaser pursuant to this Article VI shall be satisfied from the Seller. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

Section 6.08 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)                No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of the Seller and QSHI contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, and Section 3.17, the representations and warranties of the Seller and QSHI contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Seller and QSHI contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, and Section 3.17 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               The Seller and QSHI shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Seller and QSHI, as applicable, shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)                No Action shall have been commenced against the Purchaser, the Seller, or QSHI, that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)                The Purchaser shall have received resignations of the directors and officers of QSHI pursuant to Section 5.05 hereof, which shall be dated as of the Closing Date.

(f)                At least three (3) Business Days before Closing, the Seller shall have delivered to the Purchaser drafts of the Form 8-K, Schedule 13D, and Form 3.

(g)                QSHI shall have delivered to the Purchaser a stamped Certificate of Incorporation from the Secretary of State of the State of Delaware.

(h)               The Seller shall have delivered, or caused to be delivered, (i) to the Purchaser a copy of the duly executed irrevocable stock power sent to the Transfer Agent (or other instrument of transfer satisfactory to the Transfer Agent to effect the transfer of the Shares), and (ii) to the Transfer Agent such instructions and other documentation satisfactory to the Transfer Agent to effect the transfer of the Shares in book-entry form.

(i)                 The Purchaser shall have received a (i) certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions with respect to the Seller and as set forth in Section 7.02(a) and Section 7.02(b) have been satisfied and (ii) certificate dated the Closing Date and signed by a duly authorized officer of QSHI, that each of the conditions with respect to QSHI and as set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(j)                 The Purchaser shall have received (i) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the management and/or members of the Seller authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of QSHI authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(k)               The Purchaser shall have received a (i) certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying the names and signatures of the Persons of the Seller authorized to sign this Agreement and the other documents to be delivered hereunder and (ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of QSHI certifying the names and signatures of the officers of QSHI authorized to sign this Agreement and the other documents to be delivered hereunder.

(l)                 The Purchaser shall have received a legal opinion that (A) the Reorganization among QSHI, the Predecessor, and the Merger Sub complied with Section 251(g) of the Delaware General Corporation Law, (B) the Reorganization did not trigger dissenters’ rights of appraisal under the Delaware General Corporation Law; and (C) the Shares being acquired by the Purchaser hereunder were duly authorized, validly issued, and fully paid and are non-assessable;

(m)             The Seller and QSHI shall have delivered to the Purchaser such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of the Purchaser contained in Section 4.01 and Section 4.04, the representations and warranties of the Purchaser contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Purchaser contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, the Purchaser shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)                The Purchaser shall have delivered cash in an amount equal to the Purchase Price to Seller by wire transfer of immediately available funds, to an account designated by the Seller or its designee in accordance with Sections 2.02 and 2.03 of this Agreement.

(d)               The Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e)                The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the management of the Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f)                The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser, certifying the names and signatures of the Persons of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

(g)                The Purchaser shall have delivered to the Seller or QSHI such other documents or instruments as the Seller or QSHI reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.15 that are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.17, Section 4.01 and Section 4.04 (collectively, the “Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI, which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein; provided, that covenants and agreements of the parties contained herein to be performed on or prior to the Closing Date shall survive the Closing for a period of thirty-six (36) months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by the Seller. Subject to the other terms and conditions of this Article VIII, the Seller shall indemnify and defend each of the Purchaser and its Affiliates (including QSHI) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement (other than in respect of Section 3.15, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to Article VI); or

(c)                any investigations, requests, audits, or comment letters issued by any Governmental Authority, including the SEC, arising from matters related to QSHI or the Seller that occur prior to the Closing Date.

Section 8.03 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)                Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that, if the Indemnifying Party is the Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that, if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.03(b), pay, compromise, defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim. The Seller and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of QSHI (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.04 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment has been made at a rate per annum equal to the lesser of 10% or the highest rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 8.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.06 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of the Seller, the Purchaser, and QSHI;

(b)               by the Purchaser by written notice to the Seller and QSHI if:

(i)                 The Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Seller or QSHI pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by the Seller or QSHI within ten (10) days of the Seller’s receipt of written notice of such breach from the Purchaser; or

(ii)               any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 20, 2019, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                by the Seller or QSHI by written notice to the Purchaser if:

(i)                 the Seller and QSHI is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by the Purchaser within ten (10) days of the Purchaser’s receipt of written notice of such breach from the Seller; or

(ii)               any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 20, 2019, unless such failure shall be due to the failure of the Seller or QSHI to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)               by the Purchaser, the Seller, or QSHI in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e)                Automatically with or without any action or inaction by any or all parties at 6:00 PM EST on February 20, 2019 unless the Closing Date is extended by the mutual agreement of the parties to this Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the address if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address or a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Seller:

GMRZ Holdings, LLC

780 Reservoir Avenue, #123

Cranston, RI 02910

Attention: Jeffrey DeNunzio

Email: gmrzholdings@gmail.com

If to the Purchaser:

3350 W. N Haven Avenue

West Melbourne, FL 32904

Email: kaival14@gmail.com

With a copy to (which shall not constitute notice):

Baker & Hostetler LLP

200 S. Orange Avenue, Suite 2300

Orlando, FL 32801

Attention: Keith Durkin

Email: kdurkin@bakerlaw.com

Facsimile: 407.841.0168

If to QSHI:

Quick Start Holdings, Inc.

780 Reservoir Avenue, #123

Cranston, RI 02910

Attention: Chief Executive Officer

Email: quickstartholdings@gmail.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Disclosure Schedules, mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF ORLANDO AND COUNTY OF ORANGE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.05 Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Severability. If any term or provision of this Agreement shall be held or declared to be invalid, unenforceable, or illegal, for any reason, by any court of competent jurisdiction, such invalidity, unenforceability, or illegality shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, unenforceable, or illegal, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Gender and Number; Section Headings. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-Party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, expressed or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

“Seller”

GMRZ HOLDINGS, LLC

By: /s/ Jeffrey DeNunzio

Jeffrey DeNunzio, Member

“Purchaser”

Kaival Brands Innovations Group, LLC

By: /s/ Nirajkumar Patel

Nirajkumar Patel, Member

“QSHI”

Quick Start Holdings, Inc.

By: /s/ Paul Moody

Paul Moody, President and Secretary